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                                                                 EXHIBIT (23)(A)

                        CONSENT OF KPMG PEAT MARWICK LLP

BOARD OF DIRECTORS
COVENANT BANK

     We consent to the incorporation by reference in this Registration Statement on Form S-4 of First Union Corporation of our report dated January 27, 1997, relating to the statements of financial condition of Covenant Bank as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the 1996 Annual Report on Form F-2 which is included herein in ANNEX A. We also consent to the reference to our firm under the caption "Experts."

                                         KPMG PEAT MARWICK LLP

Philadelphia, Pennsylvania
October 10, 1997
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